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                                                                    Exhibit 99.3

Acting Senior Officers Named; VirtualFund Announces Number of Actions

    MINNEAPOLIS, Dec. 4 /PRNewswire/ -- VirtualFund.com, Inc. (Nasdaq: VFND) announced today a number of actions including the suspension of Melvin Masters as chairman of the board, the appointment of Timothy Duoos, a prominent Minneapolis businessman as vice chairman of the board and the appointment of an interim chief financial officer, Michael Coughlin, and acting corporate secretary, Joseph Beckman.
    On November 24, VirtualFund announced that the board had placed Masters on a leave of absence as chief executive officer and president pending a review of the company's business-to-business e-commerce business strategy and use of funds to support that strategy. VirtualFund has also previously announced that while that review is proceeding, 70 employees of the company were also placed on paid leave or vacation.
    In a prior action, the VirtualFund board appointed Robert L. Kelly as acting chief executive officer. Kelly was founder and president of Rymatics Software, a software and computer graphics firm, recently acquired by VirtualFund, and has 20 years of computer and technology industry management experience with companies including Cray Research, TV Guide Networks and with the Minnesota Supercomputer Center. Coughlin, a certified public accountant, has 15 years of financial management experience and was formerly chief financial officer of Virtual University Enterprises, Inc., a global Internet IT certification and training provider to companies such as Microsoft, Novell, IBM and Cisco. Beckman joined VirtualFund last February as senior counsel. A graduate of Georgetown University Law Center, he has been an attorney with law firms in Montana and Minnesota, specializing in litigation, corporate law and employment law.
    In other actions, VirtualFund announced it has:
    -- Placed another 36 of the company's employees on paid leaves or vacation and extended the previously announced paid leaves or vacation for 70 employees, originally placed on leave or vacation until December 1, to an indefinite date.
    -- Adopted a policy that prohibits employees or affiliates from posting messages on the Yahoo! Business and Finance message board related to VirtualFund or on other similar message boards.
    -- Appointed John Cavanaugh, a California businessman to the VirtualFund board of directors.
    -- Discontinued the company's previously announced stock purchase plan. The plan had authorized management to repurchase up to 2 million shares of the company's common stock through open market or privately negotiated transactions at the discretion of management.
    -- Postponed the company's annual meeting of shareholders, previously scheduled for January 9, 2001.

    The company also confirmed that Melvin Masters has commenced a lawsuit individually and on behalf of the company, against the company and three of its directors, Edward S. Adams, Timothy Duoos and Roger Wikner. The lawsuit alleges that the directors have acted improperly and have breached their fiduciary duties to the company, and seeks a variety of remedies, including damages. The directors believe the lawsuit is without merit, and have engaged the Minneapolis-based law firm of Robins, Kaplan, Miller & Ciresi to defend the company.

SOURCE VirtualFund.com, Inc.